Exhibit 99.1

Virgin Media announces offering of $400 million aggregate principal amount of Senior Notes due 2022

LONDON, February 28, 2012 - Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that its wholly-owned subsidiary Virgin Media Finance PLC intends to offer, subject to market and other conditions, approximately $400 million aggregate principal amount of senior notes due 2022.

The notes will be guaranteed by Virgin Media and certain of Virgin Media’s subsidiaries, will rank pari passu with Virgin Media Finance PLC’s outstanding senior notes due in 2016 and 2019 and will be effectively subordinated to any future secured indebtedness of Virgin Media Finance PLC. Virgin Media intends to use the net proceeds from the notes offering to repurchase the portion of its outstanding 9.50% senior notes due 2016 that are validly tendered in connection with Virgin Media Finance PLC’s tender offer, announced today or to repurchase, redeem or repay any other indebtedness, and to pay related fees and expenses. As of December 31, 2011, $1.35 billion aggregate principal amount of dollar-denominated 9.50% senior notes due 2016 were outstanding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Virgin Media, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement relating to the notes became effective on February 27, 2012, and this offering is being made by means of a prospectus supplement.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0) 1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 /

lbridges@tavistock.co.uk